Exhibit 99.1

PRESS RELEASE

Autoliv Gives Financial Update

(Stockholm, March 24, 2009) — Autoliv Inc. – the global leader in automotive safety systems – today provided an update on its GM and Chrysler exposure, liquidity position, rationalization efforts and capital expenditures trend.

In order to adapt to continued lower global light vehicle production, Autoliv has accelerated the pace of rationalization efforts significantly and has reduced headcount by 3,000 during the first two months this year, resulting in a headcount reduction of 20% or almost 9,000 since June 2008. Of the reductions this year, 2,600 were permanent employees and 400 temporary personnel.

At the end of February 2009, Autoliv’s accounts receivable in North America with General Motors and Chrysler were approximately $20 million each.

Upcoming capital market debt maturities during the remainder of 2009 amount to $279 million compared to $892 million in cash and utilized long-term credit facilities on February 28, 2009. There are no financial covenants (i.e. performance related restrictions) for these credit facilities. As planned, the Company drew $300 million in March from its revolving credit facility primarily for debt maturing in March and April.

In its latest outlook, Autoliv announced that it expected capital expenditures net to decline from $279 million in 2008 to a range of $200-$250 million. Since then capital expenditures have been adjusted to the lower vehicle production and are at an estimated annualized run rate of approximately $160 million during the first quarter.

Inquiries:

Jan Carlson, President & CEO, Autoliv Inc                +46 8 587 20 600

Safe Harbor Statement

This press release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are those that address activities, events or developments that the Company or its management believes or anticipates may occur in the future, including statements relating to industry trends, business opportunities, sales contracts, sales backlog, and on-going commercial arrangements and discussions, as well as any statements about future operating performance or financial results. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “might,” “will,” “should,” or the negative of these terms and other comparable terminology, although not all forward-looking statements are so identified.

All such forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions, including data available from third parties, and apply only as of the date of this release. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety or reasons, including without limitation, changes in and the successful execution of the action program discussed herein and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material costs, particularly commodity and energy costs, changes in consumer preferences for end products, customer losses and changes in regulatory conditions, customer bankruptcies or consolidations, divestiture of customer brands, the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, market acceptance of our new products, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, fluctuating fuel and commodity prices and other costs, supply issues, product liability, warranty and recall claims and other litigation, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Form 10-K for the year ended December 31, 2008.

Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicity or revise any forward-looking statements whether as a result of new information or future events.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we assume no obligation to update any such statements.

Autoliv Inc.	Autoliv North America
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25	Tel +1 (248) 475-0427, Fax +1 (801) 625-6672
e-mail: henrik.kaar@autoliv.com	e-mail: ray.pekar@autoliv.com